                                                                 Exhibit (g)(ii)

Note: Using this form of agreement, New England Life Insurance Company has entered into separate agreements with each of the following reinsurers:
Employers Reassurance Co., RGA Reinsurance Co. and Security Life of Denver Insurance Co.


                               AUTOMATIC AGREEMENT

                                     BETWEEN

                       NEW ENGLAND LIFE INSURANCE COMPANY
                              BOSTON, MASSACHUSETTS
                              (THE CEDING COMPANY)

                                       AND

                             ABC REINSURANCE COMPANY
                                   CITY, STATE
                                 (THE REINSURER)

                           EFFECTIVE MONTH, DAY, YEAR

                               INDEX OF AGREEMENT

Article Name                                Article Number             Page Number
------------                                --------------             -----------
Automatic Coverage                               I                          1
Facultative Coverage                             II                         2
Premiums                                         III                        3
Liability                                        IV                         4
Claims                                           V                          5
Administration and Accounting                    VI                         7
DAC Tax                                          VII                        9
Errors and Omissions                             VIII                      11
Conversions and Exchanges                        IX                        12
Terminations, Reductions and Increases           X                         13
Recapture and Changes in Retention               XI                        14
Reinstatements, Extended Term and
 Reduced Paid-Up Insurance                       XII                       15
Insolvency                                       XIII                      16
Arbitration                                      XIV                       17
Duration of Agreement                            XV                        19
Execution                                        XVI                       20

Exhibit Name                                Exhibit Number
------------                                --------------
Limits                                          I
The Ceding Company Retention Limits             II
Policy Plans Reinsured                          III
Premium Rates                                   IV
Monthly Statements                              V

                                    ARTICLE I

                               AUTOMATIC COVERAGE

A. Reinsurance hereunder will be ceded automatically by the Ceding Company on the following basis:

      1. For each policy on which life reinsurance is ceded, the Ceding Company will retain 10%, not to exceed it per life retention as shown in Exhibit II, taking into account both currently issued and previously issued policies, including business issued by the former New England Mutual Life Insurance Company.

B. Reinsurance may be ceded automatically if the following conditions are met:

      1. The Ceding Company has retained its portion of the risk as described in Section A above.

      2. The amount to be ceded to the Reinsurer does not exceed the Automatic Binding Limit as shown in Exhibit I.

      3. The sum of the amount of insurance already in force and applied for on the life in all companies does not exceed the Jumbo Limit as shown in Exhibit I.

      4. The Ceding Company has not applied for facultative coverage on the current application.

      5. The policy is issued in accordance with the Ceding Company's normal individual ordinary life underwriting rules and practices.

      6.    The plan of insurance is listed in Exhibit III.

      7. The policy is issued to a resident of the United States or Canada or a U.S. protectorate, or meets the Ceding Company's guidelines for foreign nationals or U.S. citizens living abroad.

                                   ARTICLE II

                              FACULTATIVE COVERAGE

A. The Ceding Company will have the option to submit any case facultatively which it does not wish to cede automatically or which it may not cede automatically under the provisions of Article 1.

B. The Ceding Company will send copies of the original applications, all medical reports, inspection reports, attending physician's statements and any additional information pertinent to the insurability of the risk.

C. The Ceding Company will also notify the Reinsurer of any outstanding underwriting requirements at the time of any facultative submission.

D. Acceptance of the Reinsurer's offer to participate in the risk and delivery of the policy according to the rules of the Ceding Company must occur within 120 days of the Reinsurer's final offer on a facultative submission. Unless the Reinsurer explicitly states in writing that the final offer is extended, the offer will be withdrawn automatically at that point.

                                   ARTICLE III

                                    PREMIUMS

A. Life reinsurance will be on the yearly renewable term basis for the net amount at risk (death benefit less reserve) on that portion of the policy which is reinsured by the Reinsurer except for policies with a paid up additions rider (PUAR) which may be reisured for a level amount. Premiums for life reinsurance, flat extra premiums, other standard premiums, and allowances will be based on the rates specified in Exhibit IV.

B.    There will be no premium tax reimbursement.

C. Premiums will be paid annually in advance regardless of the mode of the underlying policy.

D. For technical reasons relating to statutory reserve requirements, the life reinsurance rates described in Exhibit IV cannot all be guaranteed for more than one year. The Reinsurer anticipates continuing to accept premiums on the basis of the rates described in Exhibit IV. For each age and duration, the guaranteed premium is the higher of the premium based on the rates shown in Exhibit IV and the premium based on the 1980 CSO Table with maximum valuation interest rate permitted for the underlying contract under the National Association of Insurance Commissioners' Standard Valuation Law.

E. Reinsurance premiums on cases which terminate, change or reinstate will be based on the number of days of coverage, on a 360 day year basis, during the policy year in which termination, change, or reinstatement takes place. The Reinsurer will refund or adjust the portion of the annual premium paid beyond the termination/ change/ reinstatement date.

                                   ARTICLE IV

                                    LIABILITY

A. The liability for all automatic cessions accepted by the Reinsurer under this Agreement shall commence simultaneously with that of the Ceding Company.

B. The Reinsurer will not be liable for proceeds paid under the Ceding Company's temporary term insurance agreement ("TIA") unless conditions for automatic cessions under Article I of this Agreement are met.

C. Liability for all cessions submitted facultatively to the Reinsurer will commence when all of the following conditions are met:

      1. The Reinsurer has received notice in writing that its offer had been accepted.

      2. The policy has been paid for in accordance with Ceding Company's procedures.

      3. No more than 120 days have elapsed from the date of the Reinsurer's final offer unless the Reinsurer explicitly states in writing that the final offer is extended for some further period of time.

D. This Agreement is an indemnity reinsurance agreement solely between the Ceding Company and the Reinsurer. Each party will render its obligations under this Agreement solely to the other party. In no instance will anyone other than the Ceding Company or the Reinsurer have any rights under this Agreement, and the Ceding Company will be and remain the only party hereunder that is liable to any insured, policyowner or beneficiary under any policy reinsured hereunder.

                                    ARTICLE V

                                     CLAIMS

A. Prompt notice of a claim will be given to the Reinsurer. In every case of loss, copies of the proofs obtained by the Ceding Company will be taken by the Reinsurer as sufficient. Copies thereof, together with proof of the amount paid on such claim by the Ceding Company will be furnished to the Reinsurer when requesting its share of the claim. The Ceding Company's decision to pay a claim without contest, compromise, or litigation will be unconditionally binding on the Reinsurer.

B. The Ceding Company will notify the Reinsurer of its intention to contest, compromise, or litigate a claim and the Reinsurer will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses involved, unless it declines to be a party to the contest, compromise or litigation, in which case it will pay the full amount of its share of the claim to the Ceding Company. Compensation of salaried officers and employees of the Ceding Company will not be included in the Reinsurer's share of the specific expenses and/or final settlement. In no event will the Reinsurer participate in punitive or compensatory damages which are awarded against the Ceding Company as a result of an act, omission or course of conduct committed solely by the Ceding Company in connection with the insurance reinsured under this Agreement. The Reinsurer will, however, pay its share of statutory penalties awarded against the Ceding Company in connection with insurance reinsured under this Agreement if the Reinsurer elected to join in the contest of the coverage in question. The parties recognize that circumstances arise under which equity would require the Reinsurer, to the extent permitted by law, to share proportionately, in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which the Reinsurer was an active party and directed, consented to, or ratified the act, omission, or course of conduct of the Ceding Company which ultimately resulted in the assessment of punitive and/or compensatory damages. In such situations where all reinsurers involved in the reinsurance of a particular policy are participating in a given claims contest, the Ceding Company and the Reinsurer would share such damages so assessed in a proportion equal to their percentage share of the pool. In other situations, the Ceding Company and the Reinsurer would share such damages so assessed in equitable proportions. For purposes of this provision, the following definitions will apply:

      "Punitive Damages" are those damages awarded as a penalty, the amount of which is not governed nor fixed by statute;

      "Statutory Penalties" are those amounts which are awarded as a penalty and are fixed in amount by statute;

      "Compensatory Damages" are those amounts awarded to compensate for the actual damages sustained. They are not awarded as a penalty and are not fixed in amount by statute.

C. In the event that the amount of insurance provided by a policy or policies reinsured hereunder is increased or reduced because of a misstatement of age established after the death of the insured, the Reinsurer will share in the increase or reduction in the proportion that the net liability of the Reinsurer bore to the total net liability under the policy immediately prior to such increase or reduction. The reinsured policy or policies will be rewritten from commencement on the basis of the adjusted amounts using premiums and reserves at the correct ages. The adjustment for the difference in premiums will be made without interest.

D. In the settlement of any claim, the Reinsurer will pay interest on its share, calculated at the same rate and for the same period used by the Ceding Company.

                                   ARTICLE VI

                          ADMINISTRATION AND ACCOUNTING

A. The Ceding Company will administer the record of the reinsurance ceded to the Reinsurer under this Agreement on the Bordereau basis. The Ceding Company will furnish statements shown in Exhibit V to the Reinsurer every month, reflecting information for the month just past.

B. The monthly statements will be furnished to the Reinsurer within thirty days following the close of each month and will be accompanied by payment of the net amount, if any, due the Reinsurer as shown on the monthly statement. All premiums not paid within thirty days following the close of each month will be in default. If the monthly statement shows an amount due the Ceding Company, that amount is due thirty days after the Reinsurer receives the monthly statement from the Ceding Company.

C. Subject to the provisions of Article VIII, the Reinsurer will have the right to terminate the reinsurance on risks for which reinsurance premiums are in default by giving thirty days written notice of termination to the Ceding Company. As of the close of the last day of this thirty day period, the Reinsurer's liablity for the following reinsurance will terminate:

            1. Reinsurance on risks which are the subject of the termination notice.

            2. Reinsurance on risks for which the reinsurance premiums went into default during the thirty day notice period.

      Not withstanding termination of reinsurance as provided in this Section, the Ceding Company will continue to be liable to the Reinsurer for all unpaid reinsurance premiums earned by the Reinsurer under this Agreement.

D. Reinsurance terminated under Section C of this Article may be reinstated by the Ceding Company

      The Ceding Company may reinstate such terminated reinsurance if, within sixty days after the effective date of its termination, the Ceding Company pays in full all of the unpaid reinsurance premiums for the reinsurance which was in force prior to its termination. The effective date of reinstatement will be the day the Reinsurer received all of the required premiums. The Reinsurer will have no liability in connection with any claims incurred between the date of termination for a given reinsured policy and the date reinsurance for that policy is reinstated.

E. The first day of the thirty day notice of termination under Section C of this Article will be the day the notice is received by the Ceding Company. If all premiums in default are received by the Reinsurer within the thirty day notice period, the reinsurance will remain in effect.

F. In the event of the insolvency of either the Ceding Company or the Reinsurer, any amounts owed by the Reinsurer to the Ceding Company and by the Ceding

      Company to the Reinsurer with respect to this Agreement, will be offset, as permitted by law, against each other with the balance to be paid by the appropriate party.

G. The Ceding Company will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

H. The Reinsurer may at all reasonable times inspect the Ceding Company's original papers, record, books, files, etc. referring to the business under this Agreement. Such inspections will be conducted in the Ceding Company's offices.

                                   ARTICLE VII

                                     DAC TAX

A. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" shall refer to either net consideration as defined in Treasury Regulation Section 1.848-2 (f) or "gross premium and other consideration" as defined in Treasury Regulation Section 1.848-3 (b) as appropriate.

B. The party with the net positive consideration for this Agreement for each taxable year shall capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Internal Revenue Code of 1986, as amended. This election to capitalize specified policy acquisition expenses without regard to the general deductions limitation is effective for all taxable years during which this agreement remains in effect.

C. The Ceding Company and the Reinsurer shall exchange information pertaining to the amount of net consideration under this Agreement each year to insure consistency. The Ceding Company and the Reinsurer shall also exchange information as otherwise required by the Internal Revenue Service.

D. The Ceding Company shall submit a schedule to the Reinsurer by April 1 of each year of its calculation of the net consideration for the preceding taxable year. This schedule of calculations shall be accompanied by a statement signed by an officer of the Ceding Company stating that the Ceding Company will report such net consideration in its tax return for the preceding taxable year.

E. The Reinsurer may contest such calculation by providing an alternative calculation to the Ceding Company in writing within thirty (30) days of the Reinsurer's receipt of the Ceding Company's calculation. If the Reinsurer does not so notify the Ceding Company, the Reinsurer shall report the net consideration as determined by the Ceding Company in the Reinsurer's tax return for the preceding taxable year.

F. If the Reinsurer contests the Ceding Company's calculation of the net consideration, the parties shall act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the Reinsurer submits its alternative calculation. If the Ceding Company and the Reinsurer reach agreement on an amount of net consideration, each party shall report such consistent amounts in their respective tax returns for the preceding taxable year.

G. The Reinsurer represents and warrants that it is subject to U.S. taxation under either Subchapter L or Subpart F of Part III of Subchapter N of the Internal Revenue Code of 1986, as amended.

                                  ARTICLE VIII

                              ERRORS AND OMISSIONS

It is understood and agreed that, if failure to comply with any of the terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight of the part of either the Ceding Company or the Reinsurer, both the Ceding Company and the Reinsurer will be restored to the positions they would have occupied had no such misunderstanding or oversight occurred.

                                   ARTICLE IX

                            CONVERSIONS AND EXCHANGES

A. If any policy covered automatically under this Agreement is exchanged for, or converted to, another policy, the Ceding Company will recapture reinsurance under this Agreement up to its retention limit as shown in
      Exhibit II. The Reinsurer will reinsure its proportionate share of the excess above the Ceding Company's retention, up to its automatic binding limit shown in Exhibit I. Reinsurance premiums will be those shown in
      Exhibit IV, based upon policy date, age and underwriting classification of the original policy.

B. If any policy covered facultatively under this Agreement is exchanged for, or converted to, another policy, reinsurance will continue based upon the policy date, age and underwriting classification of the original policy.

D. If existing business not covered by this Agreement is exchanged for a policy covered by this Agreement, as shown in Exhibit III, it will not be reinsured under this Agreement.

                                    ARTICLE X

                     TERMINATIONS, REDUCTIONS AND INCREASES

A. If a policy reinsured on the quota share basis described in Article I, Section A, Subsection 1 is reduced, the reinsurance ceded to the Reinsurer will be reduced by the Reinsurer's share of the reduction shown in Exhibit I.

B. If a policy reinsured on the excess retention basis under this Agreement, or another Ceding Company policy on the same life, is reduced or terminated, reinsurance on the life will be reduced, to restore, as far as possible, the Ceding Company's retention on the risk such that the amount retained will not be greater than the retention limit at the time of issue of the policy or the retention limit as adjusted in accordance with recapture in Article X. If there is more than one insurance policy on the life, the reduction will apply first to any reinsurance on the policy being reduced, and then, to any reinsurance on other policies on the life on a chronological basis with the last policies reinsured being reduced first. If the reinsurance on any policy has been ceded to more than one reinsurer, the reduction in reinsurance with the Reinsurer on such policy will be the same fraction of the total reinsurance on that policy immediately before the reduction.

C. If a policy reinsured on the quota share basis described in Article I, Section A, Subsection 1 is increased, subject to the normal rules and practices of the Ceding Company, the Ceding Company will cede automatically the Reinsurer's share as shown in Exhibit 1 of the increase to the Reinsurer if the policy continues to meet the conditions of Article I, Section B.

D. If a policy reinsured under Article II of this Agreement is increased, such increase is subject to the provisions of Article II.

F. For plans of insurance with a variable death benefit that are reinsured under this Agreement, the Reinsurer will share proportionately in the increase or decrease in the amount at risk.

                                   ARTICLE XI

                       RECAPTURE AND CHANGES IN RETENTION

A. The provisions of this Article with the exception of Section G apply only to business ceded on an excess retention basis.

B. The Ceding Company shall promptly notify the Reinsurer of changes in its retention limits.

C. The Ceding Company may recapture business to reflect changes in its retention limits, provided that ten years have elapsed since the issue date of the original policy.

D. Recapture will become effective on the policy anniversary date following notification of the Ceding Company's intent to recapture.

E. If any reinsurance is recaptured under the provisions of Section C, all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

F. If the reinsurance on the policy has been ceded to more than one reinsurer, the reduction in reinsurance with the Reinsurer on such policy will be the same fraction of the total recapture on that policy as the Reinsurer held of the total reinsurance on that policy immediately before the recapture.

G.    If the Reinsurer increases premiums on inforce business as described in
      Article III, Section D, the Ceding Company will have the right to recapture all inforce or amounts up to its retention limit.

                                   ARTICLE XII

               REINSTATEMENT, EXTENDED TERM AND PAID-UP INSURANCE

A. Any policy reinsured in accordance with the terms and conditions of this Agreement by the Ceding Company may be automatically reinstated with the Reinsurer so long as the policy is reinstated in accordance with terms and rules of the Ceding Company. The Ceding Company will pay the Reinsurer reinsurance premiums for the period for which the Ceding Company received premiums in arrears from the policyholders.

B. Changes as a result of extended term or reduced paid-up insurance (nonforfeiture options) will continue to be reinsured and will be handled in accordance with Article III, Section E.

                                  ARTICLE XIII

                                   INSOLVENCY

A. In the event of the insolvency of the Ceding Company, all reinsurance will be payable directly to the liquidator, receiver, or statutory successor of the Ceding Company without diminution because of the insolvency of the Ceding Company.

B. In the event of the insolvency of the Ceding Company, the liquidator, receiver, or statutory successor will give the Reinsurer written notice of the pendency of a claim on a reinsured policy within a reasonable time after such claim is filed in the insolvency proceeding. During the pendency of any such claim, the Reinsurer may investigate such claim and interpose in the name of the Ceding Company (or its liquidator, receiver, or statutory successor), but at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Ceding Company or its liquidator, receiver, or statutory successor.

C. The expense thus incurred by the Reinsurer will be chargeable, subject to court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreements as though such expense had been incurred by the Ceding Company.

D. In the event of the insolvency of either party, the insolvent party must notify the other party of its insolvency within thirty days.

E. In the event of the insolvency of the Reinsurer, the Reinsurer shall deliver to the Ceding Company, within thirty (30) days, documentation relating to the insolvency proceedings.

F. In the event of the insolvency of the Reinsurer, the Ceding Company may recapture all of the business reinsured by the Reinsurer under this agreement. Such recapture will be effective with the date of the insolvency.

G. In the event of the insolvency of the Reinsurer, the Ceding Company must notify the Reinsurer (or its liquidator, receiver, or statutory successor) whether or not it is going to recapture the business within sixty (60) days after being notified of the Reinsurer's insolvency.

                                   ARTICLE XIV

                                   ARBITRATION

A. It is the intention of the Reinsurer and the Ceding Company that the customs and practices of the insurance and reinsurance industries will be given full effect in the operation and interpretation of this Agreeement. The parties agree to act in all things with the highest good faith. If the Reinsurer or the Ceding Company cannot mutually resolve a dispute which arises out of, or relates to, this Agreement, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industries rather than solely on a strict interpretation of applicable law. There will be no appeal from their decision, and either party may petition a court having jurisdiction over the parties and the subject matter to reduce the arbitrators' decision to judgment.

B. To initiate arbitration, either the Ceding Company or the Reinsurer will notify the other party in writing of its desire to arbitrate, stating the nature of the dispute and remedy sought. The party to which the notice is sent will acknowledge the notification in writing within ten days of its receipt.

C. There will be three arbitrators who will be officers or former officers of life insurance or reinsurance companies other than the two parties and their affiliates. Each of the parties will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty days of the appointment of the first arbitrator, the second arbitrator will be appointed by the party who appointed the first arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of the appointment of the second arbitrator, the appointment will be made by the President of the American Arbitration Association or its successor. If the President of the American Arbitration Association refuses to make such appointment, each arbitrator will nominate three candidates, two of whom the other will decline, and the decision will be made by drawing lots for the final solution.

D. The arbitrators will determine the time and place of the arbitration hearing. In no event will this date be later than six months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing. The arbitrators will hand down their decision in writing within forty-five days following the close of the arbitration proceedings.

E. The cost of arbitration will be shared equally by the parties unless the arbitrators decide otherwise.

                                   ARTICLE XV

                              DURATION OF AGREEMENT

A. This Agreement may be terminated with respect to new business at any time by either party. The party that wishes to terminate the Agreement must give the other party ninety days written notice. The day the notice is mailed to the other party's home office, or, if the mail is not used, the day it is delivered to the other party's home office or to an officer of the other party with be the first day of the ninety day period.

B. During the ninety day period, this Agreement will continue to operate in accordance with its terms.

C. The provisions of this Agreement will continue to apply, after the date of termination, to the reinsurance which became effective prior to the termination of this Agreement.

D. This Agreement is subject to the approval of the Massachusetts Commissioner of Insurance pursuant to Chapter 175, Section 20 of the Massachusetts General Laws. In the event the Massachusetts Commissioner of Insurance does not approve reinsurance affected by this Agreement, the reinsurance will be void as of the effective date of this Agreement and the parties will be restored to the positions they would have been in had this Agreement never become effective.

                                   ARTICLE XVI

                             EXECUTION OF AGREEMENT

                            In witness of the above,

                       New England Life Insurance Company

                                       of

                              Boston, Massachusetts

                                       and

                             ABC Reinsurance Company

                                       of

                                   City, State

have by their respective officers executed and delivered this Agreement, effective Month, Day, Year in duplicate on the date indicated below.

New England Life Insurance Company

By: _____________________________   By: _____________________________

Name: ___________________________   Name: ___________________________

Title: __________________________   Title: __________________________



ABC Reinsurance Company

By: _____________________________   By: _____________________________

Name: ___________________________   Name: ___________________________

Title: __________________________   Title: __________________________

                                    EXHIBIT I

                                     LIMITS

REINSURER'S SHARE:  X%


AUTOMATIC BINDING LIMIT

The Ceding Company agrees not to bind the Reinsurer automatically, with respect to life coverage, when the face amount of the policy exceeds the following:

JUMBO LIMIT

The Ceding Company agrees not to bind the Reinsurer automatically when the amount of insurance already in force and applied for on the life in all companies exceeds $

                                   EXHIBIT II

                       THE CEDING COMPANY RETENTION LIMITS

CEDING COMPANY SHARE: X%, not to exceed the following limits per life

                                      LIFE

                                   EXHIBIT III

                             POLICY PLANS REINSURED

The following plans are covered automatically under this Agreement:

                                   EXHIBIT IV

                                  PREMIUM RATES

Life premiums will be   % of the mortality rates for preferred nonsmokers,   %
for standard nonsmokers,   % for aggregate nonsmakers,   % for smokers, and   %
for juveniles. For a description of mortality rate basis and tables see attachment.

There shall be no policy fees.

For substandard table ratings, premiums will be increased   % per table.

The premiums will be increased by any flat extra premium charged the insured less allowances. For extra premiums which are payable for six years or more, the
first year allowance will be   % of the flat extra premium while the renewal
allowance will be   % of the flat extra premium. For flat extra premiums which
are payable for five years or less, the allowance will be   % in all years.

                                    EXHIBIT V

                               MONTHLY STATEMENTS

The Ceding Company will provide the Reinsurer with the following reports for each month.

                                   AMENDMENT I
                                       TO
                              REINSURANCE AGREEMENT

CEDING COMPANY: New England Life Insurance Company

REINSURER:

EFFECTIVE DATE OF REINSURANCE AGREEMENT:

EFFECTIVE DATE OF AMENDMENT:

Commensing on the effective date indicated above, Exhibit III will be replaced by the attached Exhibit III.

This amendment is a part of the Reinsurance Agreement. All provisions in the Reinsurance Agreement shall apply, except those specifically modified by the Amendment.

Reinsurer

By:
Title:
Date:

New England Life Insurance Company

By:
Title:
Date:

                                   EXHIBIT III

                             POLICY PLANS REINSURED

The following plans are covered automatically under this Agreement:

                                  AMENDMENT II
                                       TO
                              REINSURANCE AGREEMENT

CEDING COMPANY: New England Life Insurance Company

REINSURER:

EFFECTIVE DATE OF REINSURANCE AGREEMENT:

EFFECTIVE DATE OF AMENDMENT:

This Agreement shall be amended as described below for all eligible policies with policy dates on or after the effective date of this Amendment.

1. The following paragraph shall be added to Article III (Reinsurance Premiums):
      G. In no event shall the Reinsurer increase the reinsurance rates on inforce business ceded under this Agreement unless it also concurrently increases the reinsurance rates for all of its YRT reinsurance assumed individual life insurance business.

2. Exhibits I, III, and IV in this Agreement shall be replaced by the attached Exhibits I, III and IV.

This Amendment is a part of the Reinsurance Agreement. All provisions in the Reinsurance Agreement shall apply, except those specifically modified by the Amendment.

Reinsurer

By:
Title:
Date:

New England Life Insurance Company

By:
Title:
Date:

                                    EXHIBIT I

                                     LIMITS

REINSURER'S SHARE:  X%


AUTOMATIC BINDING LIMIT

The Ceding Company may not cede Policy amounts pursuant to Article I when the face amount of the Policy exceeds the following:

JUMBO LIMIT

The Ceding Company may cede Policy amounts pursuant to Article I only if, according to the information available to the Ceding Company, the total amount of life insurance in force and applied for on the life with all insurance companies, including any amount to be replaced, does not exceed $

                                   EXHIBIT III

                                POLICY AND RIDERS

The Policies and Riders described below may be ceded hereunder:

                                   EXHIBIT IV

                                REINSURANCE RATES

There shall be no policy fees.

Premium rates shall be the same for automatic and facultative reinsurance.

Life premiums shall be the following percentages for the attached single life
mortality tables:   % for preferred nonsmoker,   % for residual (standard)
nonsmokers,   % for aggregate nonsmoker,   % for preferred smoker, and   % for
residual (standard) smoker,   % for aggregate smoker, and    % for aggregate.

Premiums for Temporary Term will be   % of the attached single life mortality
tables, for all underwriting classes.

Substandard table ratings shall increase the single life mortality rates by 25% per table.

The premiums shall be increased by any flat extra premium charged the insured less allowances. For flat extra premiums which are payable for six years or
more, the first allowance shall be   % of the flat extra premium while the
renewal allowance shall be   % of the flat extra premium. For flat extra
premiums which are payable for five years or less, the allowance shall be   % in
all years. Permanent flat extra premiums drop off at the later of duration 20 and attained age 75.

Substitute Insured Rider: The excess of the Ceding Company's retention on any single life policy issued as the result of an exercise of the Substitute Insured Rider would be reinsured at the above rates on a point-in-scale basis.

                                       29